EXHIBIT 10.1

SUMMARY OF EXECUTIVE COMPENSATION

On February 10, 2005, the Compensation Committee of the Board of Directors of Stoneridge, Inc. (the “Company”) approved the annual base salaries (for fiscal year 2005) of the Company’s executive officers after a review of performance and competitive market data. The following table sets forth the annual base salary levels of the Company’s Named Executive Officers (which officers were determined by reference to the Company’s proxy statement, dated March 11, 2005) and of the Company’s Chief Financial Officer (who commenced employment with the Company in September 2004) paid in 2004 and to be paid in 2005.

Also, on February 10, 2005, the Compensation Committee authorized the payment of annual incentive (i.e., bonus) awards to each of the Company’s executive for the year ended December 31, 2004. The bonuses paid to the executive officers are also set forth below.

		Base Salary	Bonus
Name and Position	Year	($)	(S)
Gerald V. Pisani,	2004	417,500	300,000
President and Chief Executive Officer	2005	510,000

Edward F. Mosel,	2004	249,917	160,000
Executive Vice President and Chief Operating Officer	2005	330,000

Joseph M. Mallak,	2004	72,917	90,000
Vice President and Chief Financial Officer	2005	270,000

Thomas A. Beaver,	2004	236,000	115,000
Vice President of Global Sales and System Engineering	2005	250,000

Mark J. Tervalon,	2004	202,974	120,000
Vice President and General Manager Stoneridge Electronics Group	2005	235,000

D.M. Draime	2004	200,000	150,000
Chairman of the Board of Directors	2005	200,000